Exhibit 5.2

AUSTRING, FENDRICK & FAIRMAN

BARRISTERS & SOLICITORS

LORNE N. AUSTRING DEBRA L. FENDRICK		3081 Third Avenue
H. SHAYNE FAIRMAN GREGORY A. FEKETE		Whitehorse, Yukon
ANNA J. PUGH MIKE A. REYNOLDS		Y1A 4Z7
MARK E. WALLACE BHREAGH D. DABBS
PHONE: (867) 668-4405
FAX: (867) 668-3710
E-MAIL: gf@lawyukon.com
OUR FILE NO:	032257-31

July 18, 2014

United States Securities and Exchange Commission

Washington, DC

20549 USA

Gold Reserve Inc.

926 West Sprague Avenue, Suite 200

Spokane, Washington

99201 USA

Dear Sirs/Mesdames:

Re:          Gold Reserve Inc. Registration Statement on Form F-3

We have acted as Yukon counsel to Gold Reserve Inc., a corporation incorporated under the laws of the Yukon, Canada (the “Company”), in connection with the registration statement on Form F-3 (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended, with the U.S. Securities and Exchange Commission relating to the registration of 10,659,424 Class A common shares of the Company (“Class A Common Shares”) all of which Securities are registered under the Registration Statement for resale by the selling shareholder named in the prospectus forming a part of the Registration Statement (the “Selling Shareholder”).

The Class A Common Shares registered under the Registration Statement include 10,659,424 Class A Common Shares. There are Class A Common Share purchase rights attaching to such shares (the “Right Shares”) pursuant to that certain Shareholder Rights Plan Agreement, amended and restated as of June 11, 2009, as amended June 27, 2012, between the Company and Computershare Trust Company of Canada (the “Rights Agreement”).

In rendering this opinion we have examined such corporate records, documents and instruments of the Company and such certificates of public officials, have received such representations from officers of the Company, and have reviewed such questions of law as in our judgment are necessary, relevant or appropriate to enable us to render the opinion expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all corporate records, documents and instruments submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed, certified or photostatic copies thereof, and the authenticity of the originals of such conformed, certified or photostatic copies.

AUSTRING, FENDRICK & FAIRMAN

Based upon such examination and review and upon representations made to us by officers of the Company, we are of the opinion that:

(1)   the 10,659,424 Class A Common Shares registered under the Registration Statement are validly issued, fully paid and non-assessable; and

(2)   upon issuance and delivery of the Rights Shares in accordance with the terms and conditions of the Rights Agreement, and upon receipt of the full consideration for the Rights Shares as determined pursuant to the Rights Agreement, the Rights Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the use of our opinion as an exhibit, and consent to the use of our name, in the Registration Statement.

Yours truly,

/s/ Austring, Fendrick & Fairman